FOR IMMEDIATE RELEASE
Contacts:  Darryl E. Akers
Robert S. Curtis
(606) 324-7196

POAGE BANKSHARES, INC. ANNOUNCES COMPLETION DATE
FOR CONVERSION AND STOCK OFFERING

Ashland, Kentucky, September 2, 2011:  Poage Bankshares, Inc. (the “Company”), the proposed holding company for Home Federal Savings and Loan Association (the “Association”), announced today that on August 24, 2011, the Association’s members approved the plan of conversion pursuant to which the Association will convert to the stock holding company form of organization. The Company expects that the conversion will close on September 12, 2011, and that shares of Poage Bankshares, Inc. common stock will begin trading on September 13, 2011, on the NASDAQ Capital Market under the symbol “PBSK.”

Poage Bankshares, Inc. expects to sell 3,372,375 shares of its common stock at $10.00 per share for gross proceeds of $33,723,750.

The Board of Directors, Officers and Employees of Home Federal Savings and Loan Association express their gratitude for the overwhelming support for the offering by their customers and look forward to serving the needs of their customers and stockholders in the future.

The Company’s offering was oversubscribed by eligible account holders of Home Federal Savings and Loan Association, i.e., depositors having eligible accounts as of September 30, 2009. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in the Association’s plan of conversion.  The order for the Association’s tax-qualified Employee Stock Ownership Plan will also be filled in full.  Other depositors and borrowers will not have their orders filled.

If you are an eligible account holder, i.e., a depositor having an eligible account as of September 30, 2009, and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com, beginning at 9:00 a.m. Eastern Time on September 6, 2011.  You may also contact the Conversion Center at (877) 860-2094, which will be open from 9:00 a.m. until 5:00 p.m., Eastern Time, on September 6, 2011 and September 7, 2011 for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Home Federal Savings and Loan Association is a federally chartered savings association headquartered in Ashland, Kentucky.  The Association provides financial services primarily to individuals, families and businesses through its six full-service banking offices located in Boyd, Greenup and Lawrence Counties in Kentucky, and Lawrence and Scioto Counties in Ohio.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus.  The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed stock offering of Poage Bankshares, Inc.  These include statements regarding the anticipated completion date of the conversion and stock offering and the trading market for the shares of common stock.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in receipt of an updated appraisal, the necessary regulatory approvals and consummation of the conversion and offering, changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.